Exhibit 99.2

MEDIA:	INVESTORS:

Victor Beaudet	Renee Johansen
(212) 282-5344	Rob Foresti
(212) 282-5320

Sharon Samuel
(212) 282-5322

AVON ANNOUNCES 18% INCREASE IN REGULAR QUARTERLY DIVIDEND;
ANNOUNCES NEW $1 BILLION DOLLAR STOCK BUYBACK PROGRAM

NEW YORK, N.Y., February 1, 2005 – Avon Products, Inc. (NYSE:AVP) today announced an 18% increase in its regular quarterly dividend and authorization for the repurchase of $1 billion of the company’s common stock over the next five years, following completion of its current program.

      The new dividend rate will be $.165 per common share, up from $.14 per share, beginning with the first quarter 2005 dividend payable March 1, 2005, to shareholders of record February 14, 2005. On an annualized basis, the new indicated dividend rate would increase to $.66 per share from $.56 per share. Including last year’s 33% increase, Avon’s total two-year dividend increase now stands at 57%.

      Avon also said it will repurchase $1 billion of its common stock over the next five years. The company expects to complete its previous $1 billion stock buyback plan, which it had launched in 2000, this year. The new buyback plan will be funded entirely from internally generated cash flow, and the company does not expect changes in its current credit ratings of A (S&P) and A2 (Moody’s).

     Andrea Jung, Avon’s chairman and chief executive officer said, “We’re very pleased to increase Avon’s dividend for the 15th consecutive year and to commit to a new stock repurchase program. These actions signify the exceptional strength of the company’s cash flow from operations, which reached $883 million in 2004, and is expected to reach $1 billion in 2005 and $1.5 billion in 2007. Today’s announcement is indicative of our ongoing commitment to enhance shareholders’ return on their investment in Avon.”

      Avon is the world’s leading direct seller of beauty and related products, with $7.7 billion in annual revenues. Avon markets to women around the world through 4.9 million independent sales Representatives. Avon product lines include such recognizable brand names as Avon Color, Anew, Skin-So-Soft, Avon Solutions, Advance Techniques Hair Care, Avon Naturals, Mark, and Avon Wellness. Avon also markets an extensive line of fashion jewelry and apparel. More information about Avon and its products can be found on the company’s web site www.avoncompany.com.

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Cautionary Statement For Purposes of the “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

                   Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon Products, Inc.

(“Avon” or the “Company”) to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following: general economic and business conditions in the Company’s markets, including social, economic and political uncertainties in Latin America, Asia Pacific and Central and Eastern Europe; the Company’s ability to implement its business, cash management and tax strategies and its Business Transformation initiatives; the Company’s ability to achieve anticipated cost savings and its profitability and growth targets, particularly in its largest markets; the Company’s ability to implement appropriate product mix and pricing strategies; the Company’s ability to replace lost sales attributable to the repositioning of the U.S. Beyond Beauty business; the impact of substantial currency fluctuations on the results of the Company’s foreign operations and the cost of sourcing foreign products and the success of the Company’s foreign currency hedging and risk management strategies; the Company’s ability to implement its Sales Leadership program globally and to increase Representative productivity; the Company’s ability to implement its enterprise resource planning project; the impact of possible pension funding obligations and increased pension expense on the Company’s cash flow and results of operations; the impact of stock option expense pursuant to FAS 123R; the effect of legal, regulatory and tax proceedings, as well as restrictions imposed on the Company, its operations or its Representatives by foreign governments; the Company’s ability to successfully identify new business opportunities; the Company’s access to financing; and the Company’s ability to attract and retain key executives. Additional information identifying such factors is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC. The Company undertakes no obligation to update any such forward-looking statements.